EXHIBIT 99.01
SUMMARY OF SELECTED FINANCIAL DATA—PAGE 1
Citigroup Inc. and Consolidated Subsidiaries

In millions of dollars, except per-share amounts and ratios	2014	2013	2012	2011	2010
Net interest revenue	$47,993	$46,793	$46,686	$47,649	$53,539
Non-interest revenue	29,226	29,931	22,844	29,986	32,607
Revenues, net of interest expense	$77,219	$76,724	$69,530	$77,635	$86,146
Operating expenses	55,051	48,408	50,036	50,180	46,824
Provisions for credit losses and for benefits and claims	7,467	8,514	11,329	12,359	25,809
Income from continuing operations before income taxes	$14,701	$19,802	$8,165	$15,096	$13,513
Income taxes	7,197	6,186	397	4,020	2,647
Income from continuing operations	$7,504	$13,616	$7,768	$11,076	$10,866
Income (loss) from discontinued operations, net of taxes (1)	(2)	270	(58)	68	(16)
Net income before attribution of noncontrolling interests	$7,502	$13,886	$7,710	$11,144	$10,850
Net income attributable to noncontrolling interests	192	227	219	148	281
Citigroup’s net income	$7,310	$13,659	$7,491	$10,996	$10,569
Less:
Preferred dividends	$511	$194	$26	$26	$9
Dividends and undistributed earnings allocated to employee restricted and deferred shares that contain nonforfeitable rights to dividends, applicable to basic EPS	111	263	164	184	90
Income allocated to unrestricted common shareholders for basic EPS	$6,688	$13,202	$7,301	$10,786	$10,470
Add: Interest expense, net of tax, dividends on convertible securities and adjustment of undistributed earnings allocated to employee restricted and deferred shares with nonforfeitable rights to dividends, applicable to diluted EPS	1	1	10	16	3
Income allocated to unrestricted common shareholders for diluted EPS	$6,689	$13,203	$7,311	$10,802	$10,473
Earnings per share
Basic
Income from continuing operations	$2.21	$4.26	$2.51	$3.68	$3.64
Net income	2.21	4.35	2.49	3.71	3.64
Diluted
Income from continuing operations	$2.20	$4.25	$2.44	$3.58	$3.53
Net income	2.20	4.34	2.42	3.60	3.53
Dividends declared per common share	0.04	0.04	0.04	0.03	—

Statement continues on the next page, including notes to the table.

SUMMARY OF SELECTED FINANCIAL DATA—PAGE 2

	Citigroup Inc. and Consolidated Subsidiaries
In millions of dollars, except per-share amounts, ratios and direct staff	2014	2013	2012	2011	2010
At December 31:
Total assets	1,842,181	$1,880,035	$1,864,328	$1,873,597	$1,913,692
Total deposits (2)	899,332	968,273	930,560	865,936	844,968
Long-term debt	223,080	221,116	239,463	323,505	381,183
Citigroup common stockholders’ equity	199,717	197,254	186,155	177,213	162,946
Total Citigroup stockholders’ equity	210,185	203,992	188,717	177,525	163,258
Direct staff (in thousands)	241	251	259	266	260
Performance metrics
Return on average assets	0.39%	0.73%	0.39%	0.56%	0.53%
Return on average common stockholders’ equity (3)	3.4	7.0	4.1	6.3	6.8
Return on average total stockholders’ equity (3)	3.5	6.9	4.1	6.3	6.8
Efficiency ratio (Operating expenses/Total revenues)	71	63	72	65	54
Basel III ratios - full implementation
Common Equity Tier 1 Capital (4)	10.57%	10.57%	8.72%	N/A	N/A
Tier 1 Capital (4)	11.45	11.23	9.03	N/A	N/A
Total Capital (4)	12.80	12.64	10.81	N/A	N/A
Estimated supplementary leverage ratio (5)	5.94	5.42	N/A	N/A	N/A
Citigroup common stockholders’ equity to assets	10.84%	10.49%	9.99%	9.46%	8.51%
Total Citigroup stockholders’ equity to assets	11.41%	10.85%	10.12%	9.48%	8.53%
Dividend payout ratio (6)	1.8	0.9	1.6	0.8	NM
Book value per common share	$66.05	$65.12	$61.46	$60.61	$56.15
Ratio of earnings to fixed charges and preferred stock dividends	2.00x	2.18x	1.39x	1.61x	1.53x

(1)
Discontinued operations include Credicard, Citi Capital Advisors and Egg Banking credit card business. See Note 2 to the Consolidated Financial Statements for additional information on Citi’s discontinued operations.

(2)
Reflects reclassification of approximately $21 billion of deposits to held-for-sale (Other liabilities) at December 31, 2014 as a result of the agreement to sell Citi’s retail banking business in Japan. See Note 2 to the Consolidated Financial Statements.

(3)
The return on average common stockholders’ equity is calculated using net income less preferred stock dividends divided by average common stockholders’ equity. The return on average total Citigroup stockholders’ equity is calculated using net income divided by average Citigroup stockholders’ equity.

(4)
Capital ratios based on the final U.S. Basel III rules, with full implementation assumed for capital components; risk-weighted assets based on the Advanced Approaches for determining total risk-weighted assets.

(5)
Citi’s estimated Supplementary Leverage ratio is based on the revised final U.S. Basel III rules issued in September 2014 and represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE is the sum of the daily average of on balance sheet assets for the quarter and the average of certain off balance sheet exposures calculated as of the last day of each month in the quarter, less applicable Tier 1 Capital deductions.

(6) Dividends declared per common share as a percentage of net income per diluted share.
N/A Not applicable to 2012, 2011 and 2010.
NM Not meaningful

SEGMENT AND BUSINESS—INCOME (LOSS) AND REVENUES
The following tables show the income (loss) and revenues for Citigroup on a segment and business view:
CITIGROUP INCOME

In millions of dollars	2014	2013	2012	% Change 2014 vs. 2013	% Change 2013 vs. 2012
Income (loss) from continuing operations
CITICORP
Global Consumer Banking
North America	$4,412	$3,918	$4,570	13%	(14)%
Latin America	1,158	1,251	1,295	(7)	(3)
Asia (1)	1,249	1,407	1,582	(11)	(11)
Total	$6,819	$6,576	$7,447	4%	(12)%
Institutional Clients Group
North America	$3,976	$3,204	$1,647	24%	95%
EMEA	2,062	2,483	2,524	(17)	(2)
Latin America	1,334	1,623	1,875	(18)	(13)
Asia	2,162	2,115	1,787	2	18
Total	$9,534	$9,425	$7,833	1%	20%
Corporate/Other	$(5,375)	$(514)	$(922)	NM	44%
Total Citicorp	$10,978	$15,487	$14,358	(29)%	8%
Citi Holdings	$(3,474)	$(1,871)	$(6,590)	(86)%	72%
Income from continuing operations	$7,504	$13,616	$7,768	(45)%	75%
Discontinued operations	$(2)	$270	$(58)	NM	NM
Net income attributable to noncontrolling interests	192	227	219	(15)%	4%
Citigroup’s net income	$7,310	$13,659	$7,491	(46)%	82%

(1) For reporting purposes, Asia Global Consumer Banking (GCB) includes the results of operations of EMEA GCB for all periods presented.
NM Not meaningful

CITIGROUP REVENUES

In millions of dollars	2014	2013	2012	% Change 2014 vs. 2013	% Change 2013 vs. 2012
CITICORP
Global Consumer Banking
North America	$19,669	$19,798	$20,974	(1)%	(6)%
Latin America	8,460	8,576	8,035	(1)	7
Asia (1)	7,888	7,931	8,115	(1)	(2)
Total	$36,017	$36,305	$37,124	(1)%	(2)%
Institutional Clients Group
North America	$12,391	$11,447	$9,017	8%	27%
EMEA	9,491	9,975	9,939	(5)	—
Latin America	4,235	4,692	4,710	(10)	—
Asia	6,935	7,208	6,922	(4)	4
Total	$33,052	$33,322	$30,588	(1)%	9%
Corporate/Other	$301	$322	$349	(7)%	(8)%
Total Citicorp	$69,370	$69,949	$68,061	(1)%	3%
Citi Holdings	$7,849	$6,775	$1,469	16%	NM
Total Citigroup net revenues	$77,219	$76,724	$69,530	1%	10%

(1) For reporting purposes, Asia GCB includes the results of operations of EMEA GCB for all periods presented.
NM Not meaningful